PROSPECTUS SUPPLEMENT
                       (To prospectus dated May 13, 2002)

                                 $1,036,270,000
                         STUDENT LOAN ASSET-BACKED NOTES

           [LOGO]
                        NELNET STUDENT LOAN TRUST 2002-1
                                     ISSUER

NELNET STUDENT LOAN FUNDING, LLC                     NELNET, INC.
            SPONSOR                       MASTER SERVICER AND ADMINISTRATOR

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YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS
PROSPECTUS SUPPLEMENT AND ON PAGE 1 OF THE PROSPECTUS.

THE NOTES ARE OBLIGATIONS PAYABLE SOLELY FROM THE COLLATERAL DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT MAY BE USED TO OFFER AND SELL THE NOTES ONLY IF ACCOMPANIED BY THE PROSPECTUS.
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          We are offering floating rate notes in the following classes:

                                 CLASS A-1       CLASS A-2       CLASS B
                                 ---------       ---------       -------

    Original Principal         $415,000,000    $585,000,000   $ 36,270,000
    Amount

    Interest Rate               3-month           3-month        3-month
                              LIBOR plus         LIBOR plus    LIBOR plus
                                 0.04%             0.17%          0.55%

    Final Maturity Date      May 25, 2011      May 25, 2027   August 25, 2032
    Price to Public               100%             100%             100%
    Underwriting Discount        0.20%            0.27%            0.50%
    Proceeds to Issuer (1)     $414,170,000    $583,420,500   $ 36,088,650



        --------------------
        (1) We expect proceeds to the issuer to be $1,033,679,150, before deducting expenses estimated to be approximately $1,517,033.

        o The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a cash reserve fund and the other money and investments pledged to the indenture trustee.

        o       We will make quarterly payments on the notes beginning August
                26, 2002.

        o We will pay principal first to the class A-1 notes until paid in full, second to the class A-2 notes until paid in full and third to the class B notes until paid in full.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The notes will be delivered in book-entry form only on or about May 20, 2002.


BANC OF AMERICA SECURITIES LLC                          JPMORGAN

                     SALOMON SMITH BARNEY

                                        MELLON FINANCIAL MARKETS, LLC

                                                                    UBS WARBURG

                                  May 13, 2002

                             PURPOSE FOR THE FILING

        Nelnet Student Loan Funding, LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on May 17, 2002 and can be found at Link to http://www.sec.gov /Archives/edgar/data/1166221/000087015602000033/nelnet424.txt. The original
Prospectus Supplement, as amended, is incorporated herein by reference.